[Reference Translation]

Framework Agreement

by and between

Hubei Chutian Broadcasting and Television Network Co., Ltd.

and

Jinan Youxiantong Network Technology Co., Ltd.

June 2008

Table of Contents

Chapter		Page

1	Definitions and Interpretations	2
2	Assets Transfer	5
3	Establishment of New Company	7
4	Transferred Assets	9
5	Financial Arrangement	10
6	Exclusive Cooperation Rights of Business	11
7	Representations and Warranties	12
8	Covenants	13
9	Conditions Precedent	15
10	Closing	15
11	Effective Date and Termination	16
12	Events of Breach	17
13	Force Majeure	18
14	Confidentiality	19
15	Miscellaneous	19

Framework Agreement

This Framework Agreement (Agreement) is entered into on June 05th, 2008 in Wuhan, Hubei Province, People’s Republic of China (PRC)

by and between

(1)
Hubei Chutian Broadcasting and Television Network Co., Ltd. (Party A), a legal entity established under the laws of the PRC with its registered address at Special No.1 Zijin Village, Liangdao Street, Wuchang District, Wuhan City, Hubei 430071, the PRC; and

(2)
Jinan Youxiantong Network Technology Co., Ltd. (Party B), a legal entity established under the laws of the PRC with its registered address at Suite 1014 Wenjiao Tower, Qingnian East Road, Jinan, Shandong Province 250004, the PRC,.

(Party A and Party B each individually referred to as a Party and collectively as the Parties.)

RECITALS

Party A has already obtained the licenses necessary to conduct the Business (as defined below) in the PRC and Party A intends to jointly establish Hubei Chutian Video & Information Network (New Company) in Hubei Province with Party B in order to promote the cooperative operation of the Business.

NOW, THEREFORE, the Parties agree as follows:

Chapter 1 Definitions and Interpretations

1.1	Definitions

Unless otherwise indicated, the following terms in this Agreement shall have the meanings set forth below:

Affiliate
in relation to an entity, means a company:

(a) in which the entity holds, directly or indirectly, at least 10% of the equity interest or voting rights;

(b) which is a Subsidiary of the Parent Company of the entity;

(c) which owns or controls, directly or indirectly, the equity interest or voting rights of the Parent Company of the entity; or

(d) which is a Subsidiary of the Parent Company of the entity described in (c) above;

Framework Agreement

Appraisal	the respective appraisal on the Assets, Contributed Assets or Transferred Assets conducted by a qualified appraisal agent;

Assets
the assets relating to the Business as listed in Schedule I, which, for the avoidance of doubt, are free of all debts, correspond to the assets of the Business in relation to 800,000 of the registered subscribers to Party A and are valued at RMB 640 million (of which the appraisal value of the physical assets shall be RMB 414 million, and the appraisal value of the intangible assets value relating to exclusive operating rights and network resources shall be RMB 226 million);

Contributed Assets
the assets that are contributed to the New Company by Party A as capital as listed in Schedule II, which, for the avoidance of doubt, does not include any debts or the value of the proprietary rights and are valued at RMB 51 million;

Transferred Assets
the assets to be transferred to the New Company subsequent to its establishment by Party A as listed in Schedule III, which, for the avoidance of doubt, are free of all debts and the value of intangible rights, and are valued at RMB 363 million upon the agreement of the Parties;

Business
Means (within the Exclusive Cooperation Area):

●  any business with respect to the design, construction and operation of cable TV projects and networks (including TV fee collection of distribution net and network leases);

●  any business with respect to the management of construction, marketing and operation of the analog and digital TV networks and digital TVs (including sale of set-top Boxes, sale of pay-per-program and digital TV fee collection); and

●  value-added network business;

Closing
Execution and delivery of the transaction documents by the Parties and other relevant parties upon the date of the fulfillment of all the conditions precedent listed in Article 9.1 (unless waived in accordance with Article 9.2.3) which shall occur no later than June 10th, 2008, unless extended in accordance with Article 9.2.2;

Framework Agreement

Force Majeure
any earthquake, storm, fire, flood, war or other significant event of natural or human-caused disaster arising after signing hereof which is unavoidable, not possible to overcome and is beyond the control of either party, and prevents the total or partial performance of this Agreement by either party;

Government Approvals	as defined in Article 7.2.5;

Exclusive Cooperation Area
refers to the all the cable TV distribution networks that are fully owned through asset or equity purchase methods by Party A in all the following municipal cities, districts, counties, independent factories and mines that contain 800,000 registered subscribers: Xiantao City, Qianjiang City, Jinxiang Group, Yicheng City, Gong’an County, Baokang County, Yuan’an County, Jingshan County, Dangyang City, Shaxiang County, Guangshui City, Shennongjia Forest Area, Yingshan County, Qujialing Administration Zone, Tongcheng County, Longganhu Administration Zone, and Zhongxiang City; in the event that Party B plans to expand the Exclusive Cooperation Area or to extend the cooperation regarding the other assets in relation to the Business, Party A shall execute the relevant documents with Party B (or its designated party) so that the Parties may extend the Exclusive Cooperation Area to all the municipal cities, districts, counties, independent factories and mines in Hubei Province in which the cable distribution network is acquired by Party A under the same conditions set forth hereunder, in which area the registered subscribers are no less than 1.6 million. In the event of no such expansion of the Exclusive Cooperation Area due to Party B, the cooperative operation related to the Business set forth hereunder in the present Exclusive Cooperation Area may not be affected.

Parent Company	in relation to a company, means a company of which the company is a Subsidiary (as defined below);

Framework Agreement

PRC Laws
all laws and legislation of the PRC that are in effect, including laws, regulations, resolutions, decisions, decrees and orders of government agencies and other documents of a legislative, administrative or judicial nature;

RMB	Renminbi, the lawful currency of the PRC;

Subsidiary	in relation to a company, means a company in which another company holds, directly or indirectly, 50% or more of the first company’s total equity interest or voting rights;

Tax
all forms of taxation, including, without limitation, enterprise income tax, business tax, value-added tax, stamp duty and individual income tax levied by the PRC tax authorities pursuant to PRC Law, as well as any penalty, surcharge or fine in connection therewith;

Trade Secret
any information relating to this Agreement or the parties, including any information regarding costs, technologies, financial contracts, future business plans and any other information deemed by the parties to be confidential, and which is unknown by the public, has practical value and is of economic benefit to the parties;

Transaction Documents	all documents that require signing under PRC Law in order to complete the transactions contemplated under this Agreement;

Transferred Staff	as defined in Article 3.5.1.

1.2	Interpretations

All headings used herein are for reference purposes only and do not affect the meaning or interpretation of any provision hereof. Any reference herein to an Article, Chapter or Schedule is to an article, chapter or schedule of this Agreement. Unless otherwise indicated, a reference herein to a day, month or year is to a calendar day, month or year. A reference to a business day is to a day on which commercial banks are open for business. The term “including”, shall mean “including without limitation”.

Chapter 2 Assets Transfer

2.1	Asset Appraisal

2.1.1	Party A shall cause its Affiliates (Party A’s Affiliates in relation to the Assets Transfer are listed in Schedule IV) to cause the Appraisal of the Assets.

Framework Agreement

2.1.2	Party A shall provide Party B in 10 days after the signing date of this Agreement with an Assets Appraisal report issued by the aforesaid agent .

2.1.3
Where the Assets Appraisal report is issued by the appraisal agency appointed by Party A and the appraisal amount is confirmed by the relevant government agencies, Party B undertakes to raise no objection to the appraisal amount.

2.2	Assets Transfer

2.2.1	Upon the completion of the Appraisal stipulated in Article 2.1, Party A shall cause its Affiliates as listed in Schedule IV to each transfer the respective Assets to Party A.

2.2.2
Party A shall obtain all Government Approvals necessary for the Assets transfer (including without limitation those Government Approvals for the transfer of state-owned assets) in accordance with Article 2.2.1. Party A shall ensure that all procedures with respect to Assets transfer will be completed , and it will have obtained the entire ownership of the Assets in accordance with PRC Law.

2.2.3
Party A shall ensure that the Assets obtained by Party A are free from any encumbrances, and that Party A is entitled to exploit its ownership of the Assets or dispose of the Assets freely pursuant to the relevant laws and regulations.

Chapter 3 Establishment of New Company

3.1	New Company

3.1.1
As soon as practicable after the completion of the Assets transfer stipulated in Chapter 2, the parties shall each contribute their registered capital in order to establish the New Company. After the establishment of the New Company, the New Company shall cooperate with Party A to operate the Business within the Exclusive Cooperation Area.

3.1.2
The registered capital of the New Company shall be RMB 100 million. Party A will contribute the Contributed Assets to the New Company and obtain 51% of the equity interests therein; Party B will make a cash contribution of RMB 51 million to the New Company, in which RMB 49 million is contributed to the registered capital and obtain 49% of the equity interests therein, and the remainder RMB 2 million is contributed to the capital reserves and jointly possessed by the Parties,.

Framework Agreement

3.2	Appraisal of the Contributed Assets

3.2.1	Party A shall, at its own cost, conduct the Appraisal of the Contributed Assets, these costs to be reimbursed by the New Company following its establishment.

3.2.2	Party A shall ensure that the Appraisal in Article 3.2.1 shall be completed no later than June 10th, 2008.

3.3	Establishment of the New Company

3.3.1
As soon as practicable after the completion of the Appraisal stipulated in Article 3.2, Party A shall contribute the Contributed Assets and Party B shall contribute RMB 51 million to jointly establish the New Company in Wuhan, PRC.

3.3.2
Party A shall make advance payment to obtain any and all prior approvals necessary for contributing the Contributed Assets to the New Company and obtaining 51% of the equity interests of the New Company under PRC Law. The New Company shall reimburse the foregoing expenses after its establishment.

3.3.3
The amount of Party A’s contribution to the New Company’s registered capital shall be in accordance with the appraised value of the Contributed Assets described in the Appraisal report. Should the appraised value of the Contributed Assets be less than RMB 51, million, Party A shall pay the difference by contributing other assets.

3.3.4
The New Company’s business scope shall include design, installation and related business of the cable TV projects; design, construction, management and maintenance of the cable TV network; management of the business with respect to the analog TV, digital networks and digital TV, consultation, software, system integration and construction and other value-added business with respect to the cable digital TV as determined by the parties.

3.4	Registration of the New Company

3.4.1
Party A shall make advance payment to cause the New Company to obtain the business license , the tax registration certificate and all other necessary certificates and filings necessary for the establishment and contemplated operation of the New Company under PRC Law. The New Company shall pay back the foregoing expenses after its establishment.

3.4.2
In the event that the documents related to the Parties’ contribution are fully prepared, Party A shall ensure that New Company shall obtain all certificates as described in Article 3.4.1 before June 10th, 2008.

Framework Agreement

3.5	Transfer of Employees

Upon the establishment of New Company, Party A shall:

3.5.1	provide Party B with written notice as to which of Party A’s employees will be retained by the New Company (Transferred Staff), which personnel shall include the individuals listed in Schedule V;

3.5.2	be responsible for the payment of any costs related to any labor disputes that may arise from Transferred Staff in respect of their employment relationship with Party A;

3.5.3
ensure that any arrangement made by Party A with the Transferred Staff shall not give rise to or result in any adverse impact on the employee relations, business, operations or financial or Tax position of Party A or the New Company; nor will any commitment be made, or additional obligation or liability be incurred, by the New Company;

In the event that there is any such commitment, obligation or liability (including liability in relation to Tax) in respect of the New Company as mentioned in Article 3.5.3, Party A shall indemnify the New Company from all losses, claims, damages, costs and expenses arising from any and all such commitment, obligation or liability. Further, the rights and obligations between the staff of the New Company and the New Company shall be determined in accordance with the rules and regulations of the New Company. Any legal disputes arising hereunder shall be resolved in accordance with the Labor Law and the Employment Contract Law.

3.5.4
make its best effort to cause the Transferred Staff to enter into standard employment contracts to the satisfaction of Party B, or to enter into employee secondment contracts to the satisfaction of Party B containing non-competition and confidentiality commitments, so as to second the Transferred Staff to work in the New Company.

3.6	Corporate Governance

3.6.1	The New Company shall establish a board of directors (Board), consisting of 5 directors. Party B shall appoint 2 directors, and Party A shall appoint 3 directors.

3.6.2	The New Company’s general manager shall be appointed by Party A upon the prior written consent of Party B. The CFO shall be appointed by Party B upon the prior written consent of Party A.

Framework Agreement

3.7	Exclusive Cooperation

During the term of this Agreement, Party A shall not, and shall ensure that its shareholders shall not, directly or indirectly cooperate with any 3rd parties (except for Party B and the New Company) with respect to the Business, including by establishing any entity within the Exclusive Cooperation Area.

Chapter 4 Transferred Assets

4.1	Transferred Assets

4.1.1
Within 5 days after the establishment of the New Company, Party A and the New Company shall enter into an assets transfer agreement, under which Party A shall sell to the New Company all of the Transferred Assets in installments. All the Transferred Assets shall be transferred to the New Company within 6 months after the Closing. The asset transfer agreement referred to in this Section 4.1.1 shall include a specific plan for the transferred assets in installments (Transfer Plan), which shall be formulated on the basis of the requirements of the New Company’s business operation and as agreed upon by the Parties. For the avoidance of doubt, the Parties acknowledge and agree that the Contributed Assets plus the Transferred Assets shall correspond to the Assets of 800,000 of the registered subscribers listed in Appendix I.

4.1.2
Party A shall, at its own expense, obtain any and all Government Approvals necessary for the Transferred Assets (including all approvals necessary for the transfer of state-owned assets) as described in Article 4.1.1. Party A shall ensure that all procedures with respect to the transfer of each part of Transferred Assets will be completed, and the New Company will have obtained the entire ownership of each part of Transferred Assets within 30 days after such part of the Transferred Assets is transferred according to the transfer schedule in the assets transfer agreement, in accordance with PRC Law.

4.1.3
Party A shall ensure that the Transferred Assets obtained by the New Company are free from any encumbrances, and that the New Company is entitled to exploit its ownership of the Transferred Assets or dispose of the Transferred Assets freely pursuant to the relevant laws and regulations.

4.1.4
In the event that Party B plans to expand the Exclusive Cooperation Area or to extend the cooperation regarding the other assets in relation to the Business, Party A shall execute the relevant documents with Party B (or its designated party) so that the Parties may extend the Exclusive Cooperation Area to all the municipal cities, districts, counties, independent factories and mines in Hubei Province in which the cable distribution network is acquired by Party A under the same conditions set forth hereunder, in which area the registered subscribers are no less than 1.6 million.

Framework Agreement

4.2	Consideration

Party A acknowledges and agrees that as the consideration for the Transferred Assets the New Company shall make payment in the amount of RMB 363 million in installments. The first installment of RMB 140 million will be payable within 5 days of the execution of the related asset transfer agreement and the Service Agreement under Section 5.2.2; the remainder of the consideration valued at RMB 223 million shall be paid within 6 months after the Closing. The specific time and method of the payment mentioned herein shall be pursuant to the Transfer Plan set forth under the assets transfer agreement entered into by the Parties.

Chapter 5 Financial Arrangement

5.1	Initial Financial Support from Party B

In order to enable the New Company to pay for the Transferred Assets ,Party B shall extend to the New Company initial financial support in the amount of RMB 140 million by a method agreed between the Parties. The terms of the agreement for such financial support entered into by the New Company and Party B shall be confirmed by Party A.

5.2	Further Financial Support of Party B and Service Agreement

5.2.1
In addition to the initial financial support prescribed in Section 5.1, within 6 months after the Closing, Party B shall extend to the New Company financial support in the full amount of RMB 223 million by a method agreed between the Parties. Upon the completion of said further financial support, Party B shall have extended to the New Company RMB 414 million in total, of which RMB 51 million shall be the registered capital and capital reserves, and RMB 363 million shall be the supporting funds. The New Company shall use the said RMB 363 million as consideration for the Transferred Assets, and the remaining RMB 51 million provided by Party B shall be used as the New Company’s operation funds.

5.2.2
Party A acknowledges and agrees that one of the conditions for the provision of the said financial support to the New Company by Party B in accordance with Article 5.2.1 is that the New Company shall enter into an exclusive technology service agreement with Party B (Service Agreement). In accordance with the Service Agreement, the New Company shall only hire Party B to provide exclusive technology service during the term of this Agreement. In accordance with the Service Agreement, the New Company shall pay 11% of its net profits to Party B, as consideration for the exclusive technology services. The profits of the New Company shall be apportioned to Party A and Party B at the rate of 40% and 60% respectively. Other specific terms of the Service Agreement shall be separately determined by the parties . The term of the Service Agreement shall be 20 years and Party B shall enjoy a right of first refusal to extend the aforesaid term for another 10 years upon expiration.

Framework Agreement

Chapter 6 Exclusive Cooperation Rights of Business

6.1	Exclusive Cooperation Agreement

Upon the establishment of the New Company, Party A and the New Company shall enter into an exclusive cooperation agreement (Exclusive Cooperation Agreement). The term of the Exclusive Cooperation Agreement shall be 20 years and the New Company shall enjoy a right of first refusal to extend the aforesaid term for another 10 years upon expiration.

6.2	Cooperation Scope

Party A shall help the New Company to obtain all possible support and most-favored treatment with respect to the Business, including exclusive operation with Party B to provide any services related to the Business within the Exclusive Cooperation Area.

6.3	Exclusive

6.3.1
Party A shall not, and shall ensure that its shareholders shall not, directly or indirectly (i) encourage or ask other individual or entity related to any business or services under the Exclusive Cooperation Agreement to address enquiries; (ii) accept such enquiries from the aforesaid individual or entity; (iii) communicate, negotiate with the aforesaid individual or entity; or (iv) provide the aforesaid individual or entity with information.

6.3.2
Should Party A or its shareholders receive any invitation or other documents regarding entering into any transaction or service agreement under the Exclusive Cooperation Agreement from any 3rd parties, Party A shall promptly notify Party B. Party A shall ensure that its shareholders comply with Article 6.3.1 and be liable for any breach by its shareholders of Article 6.3.1.

Framework Agreement

Chapter 7 Representations and Warranties

7.1	Joint Representations and Warranties

Each of the parties represents and warrants that:

7.1.1	it has all necessary power and authority to execute, deliver and perform this Agreement and all Transaction Documents to which it is a party;

7.1.2	the execution and performance of this Agreement and any Transaction Documents to which it is a party have been duly and validly authorized by all necessary corporate action; and

7.1.3
the execution, delivery and performance of this Agreement or any Transaction Documents to which it is a party will not contravene, conflict with, or result in a violation of any provision of its organizational documents or any contract, agreement, understanding, other legal arrangement, law or order to which it is subject.

7.2	Representations and Warranties of Party A

Party A further represents and warrants to Party B that:

7.2.1	the Assets, Contributed Assets and Transferred Assets are free from any encumbrances;

7.2.2
there is no lawsuit, third party claim, order or investigation pending against itself relating to Assets, Contributed Assets, Transferred Assets or Business by any third party, court, or governmental or arbitral body; and

7.2.3	all agreements with third parties, including employees and customers, have at all times been honored completely and timely by itself;

7.2.4	the Assets, Contributed Assets and Transferred Assets constitute all of the assets used in or necessary for the operation of the Business; and

7.2.5
all the consents, permissions, approvals and registrations as required by PRC Law (Government Approvals, including those listed in Schedule VI) have been obtained from the relevant competent administration agencies and such Government Approvals are valid.

7.3	Independent Effect of Representations and Warranties

The representations and warranties shall be separate and independent and, save as expressly provided, shall not be limited by reference to any of the other representations and warranties or anything in this Agreement.

Framework Agreement

Chapter 8 Covenants

8.1	Duties in Respect of the Transferred Staff

Prior to the New Company’s hire of the Transferred Staff, Party A shall:

8.1.1	fully settle the severance payments or enter into relevant agreements with the Transferred Staff, as required by PRC Law;

8.1.2
pay all required social insurance premiums for the Transferred Staff during the period, in which such Transferred Staff work with Party A, in full and on time, or attend to all necessary procedures to obtain exemptions or waivers of such obligations from relevant government authorities and (or) the Transferred Staff to the extent necessary, to ensure that the Transferred Staff may be employed by the New Company;

8.1.3
fully pay all wages, allowances, subsidies (including medical subsidies), bonuses or other outstanding payments or benefits to any of the Transferred Staff during the period, in which such Transferred Staff work with Party A; and

8.1.4	withhold, file and pay the individual income tax payable on wages, bonuses, allowances, subsidies, or other payments or benefits received in respect of the Transferred Staff.

8.2	Duties in Respect of the New Company / the Assets

Party A covenants that it shall not authorize any other party, without the prior written consent of Party B, to:

8.2.1
create or permit to arise any lien, encumbrance, pledge, mortgage or any security or other third party right or interest on or in respect of any of the Assets, Contributed Assets and Transferred Assets or grant or issue or agree to grant or issue any guarantee;

8.2.2	enter into any transaction or arrangement with respect to the Assets, Contributed Assets and Transferred Assets;

8.2.3	depart from the ordinary course of Party A or the New Company’s daily business operations in either of the following respects:

8.2.3.1	enter into any agreements or materially modify or terminate any agreements related to the Business; and

8.2.3.2	enter into any agreements relating to the Business signed after the date hereof where the value or consideration of the proposed agreement exceeds RMB 1 million or has a term of more than 3 months.

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8.2.4
increase or agree to increase the remuneration (including bonuses, commissions and benefits in kind) of any of the members of the Board or employees of the New Company or provide or agree to provide any gratuitous payment or benefit to any such person or any of their dependents; and

8.3	Transactions

Unless otherwise provided hereunder, in respect of the transactions contemplated under this Agreement, Party A shall, at its own expense, obtain all consent, approval or authorization of, or declaration, filing or registration with, any governmental authority in connection with the execution, delivery and performance of this Agreement and any Transaction Documents to which it is a party.

8.4	Government Approvals

Party A shall, using its own expenses, ensure its annual inspection and/or the extension of the Government Authorization (if applicable) appropriately and on time, and ensure the validity of Government Authorization during the term of Exclusive Cooperation Agreement as prescribe by Article 6.1 as well as the term as the parties agree to extend.

8.5	Non-competition

After Closing, unless obtaining the prior consent of Party B, Party A, within the Exclusive Cooperation Area, shall not, and shall ensure that its shareholders shall not invest or manage any business directly or indirectly in competition with the Business, or employ, engage or try to engage any Transferred Staff.

8.6	Indemnification

Each party hereby unconditionally and irrevocably agrees to indemnify indefinitely the other party and hold it harmless from and against all losses, claims, damages, expenses (including legal expenses) and liabilities which the other party may sustain, suffer or incur in connection with the transactions contemplated under this Agreement and as a result of any breach of this Agreement.

8.7	Notification by parties

8.7.1
Party A shall forthwith notify Party B upon becoming aware of any event that may show, reveal or cause any of its warranties hereunder to be incorrect, untrue, misleading or breached in any material respect or that may have any material adverse effect on the assets or liabilities of Party A.

8.7.2
Party B shall forthwith notify Party A upon it becoming aware of any event that may show, reveal or cause any warranties given by Party B hereunder as or to be incorrect, untrue, misleading or breached in any material respect.

Framework Agreement

Chapter 9 Conditions Precedent

9.1	Conditions Precedent

Closing is subject to the satisfaction of all of the following conditions precedent:

9.1.1	the confirmation of the Transaction Documents by all the parties thereto;

9.1.2	the representations and warranties of the Parties remaining true and accurate and being fully adhered to in all material respects at the time of Closing;

9.1.3	the due completion of Party A’s covenants under Articles 2 and 3.3.2.

9.2	Satisfaction and Waiver of Conditions Precedent

9.2.1
Within 3 business days after the satisfaction of the conditions precedent described in Article 9.1, Party A shall notify Party B. Within 3 business days after the issuance of the said notification, Party B shall confirm the same in writing to Party A. Closing shall then be arranged within 3 business days after receipt of Party B’s confirmation.

9.2.2
In the event that the conditions precedent set forth in Article 9.1 are not fulfilled (or waived as provided in Article 9.2.3) on or before June 10th, 2008, or such later date as the parties may agree, this Agreement (except Chapter 11) shall become null and void and be of no further effect whatsoever and all the obligations and liabilities of the parties hereunder shall cease and terminate (save for any antecedent breaches of this Agreement).

9.2.3	One or more of the conditions precedent listed in Article 9.1 may be waived by Party B at its sole discretion by sending a notice in writing to Party A.

Chapter 10 Closing

10.1	Closing

Subject to the conditions precedent having been fulfilled (or waived as provided in Article 9.2.3), Closing shall be held at the offices of TransAsia Lawyers Beijing Office (Suite 2218, China World Tower 1, No. 1 Jianguomenwai Avenue, Beijing, PRC) or at such other location as the parties shall agree.

At Closing, to the extent not previously executed and delivered, the parties shall execute and deliver, and shall cause any of the other parties thereto to execute and deliver, the Transaction Documents.

Framework Agreement

10.2	Payment of purchase price

Party B shall:

10.2.1	within 6 months after the establishment of the New Company, contribute RMB 51 million to the New Company as the registered capital and capital reserves;

10.2.2	after the establishment of the New Company, provide the New Company with initial financial support in the aggregate amount of RMB 140 million; and

10.2.3
in addition to the financial support set forth under Section 10.2.2, within 6 months after the Closing, provide financial support to the New Company in the full sum of RMB 223 million by a method agreed by the Parties, subject to the proper completion of the obligations of Party A under Chapters 3 to 8.

Party B shall have fulfilled all of its obligations in relation to capital contribution and payments. For the avoidance of doubt, Party B shall have made contribution to the registered capital and capital reserves of the New Company in the amount of RMB 51 million and shall have provided to the New Company with financial support in the aggregate amount of RMB 363 million. The New Company shall use said supporting funds to pay to Party A the consideration for the Transferred Assets.

Chapter 11 Effective Date and Termination

11.1	Effective Date

This Agreement shall be effective upon the date of its signing by the parties.

11.2	Termination

11.2.1
This Agreement shall terminate with immediate effect if the parties cannot complete the negotiation and execution of the agreements necessary for the transactions contemplated under this Agreement above within 90 days after the execution hereof unless such period is extended by the parties, except for the loan agreements in relation to the loan arrangements in Article 5.3.1.

11.2.2	This Agreement may be terminated with immediate effect by either party by means of written notice to the other parties under any of the following circumstances:

11.2.2.1
where Closing has not occurred on or before 30 June 2008 provided, however, that the right to terminate this Agreement shall not be available to either party whose failure in any material respect to fulfill any obligation under this Agreement shall have been the cause of the failure for any condition precedent to Closing to be satisfied;

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11.2.2.2	where the other party has committed a breach of this Agreement, as described in Article 12.1;

11.2.2.3
where the other party becomes insolvent, if an order is made or resolution passed for the administration, winding-up or dissolution of either party (otherwise than for the purposes of a solvent corporate reconstruction), if an administrative or other receiver, manager, liquidator, administrator, trustee or similar officer is appointed over all or a substantial part of the assets of such other party, or if such other party enters into or proposes any composition or arrangement with its creditors generally analogous to the foregoing; or

11.2.2.4	where Force Majeure prevails for a period of 30 days or more and has a material adverse effect on this Agreement.

11.3	Consequence Upon Termination

Upon termination hereof, this Agreement shall be of no further effect and no party shall have any right against any of the other parties in connection with this Agreement; provided, however, the Parties shall continue with the performance of any and all duties hereunder before the termination of this Agreement.

Chapter 12  Events of Breach

12.1	Events of Breach

The occurrence of any 1 or more of the following events shall constitute a breach of this Agreement:

12.1.1
either party has materially breached the terms hereof or has failed to perform in any material respect its obligations hereunder, and such breach or nonperformance has not been remedied for a period of 10 days after receipt of the other party’s written notice requesting such remedy; and

12.1.2	any representation or warranty made by either party shall prove to have been false or misleading in any material respect.

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12.2	Liabilities for Breach

Where either party commits a breach of this Agreement, it shall be liable to compensate the other party for any and all damages caused to it as a result of the breach, excluding indirect or consequential damages.

Chapter 13  Force Majeure

13.1	Consultation

In the event of Force Majeure, the parties shall promptly consult with each other to find a solution to the situation.

13.2	Relief from Obligations

Should the occurrence of a Force Majeure result in either party’s failure to perform its obligations under this Agreement in whole or in part, that party may, unless otherwise stipulated by law, be exempted from performing those obligations to the extent of the effect of the Force Majeure in question.

13.3	Suspension of Performance

Subject to this Chapter 13, the party affected by Force Majeure may suspend the performance of its obligations under this Agreement to the extent and for the duration thereof until the effect of the Force Majeure no longer operates. However, that party shall exert its best efforts to remove any impediments resulting from the Force Majeure and to minimize to the greatest possible extent any damages incurred. With the agreement of the parties, the term of this Agreement shall be extended by the period of such suspension without penalty to either party.

13.4	Written Evidence

The party claiming Force Majeure shall, as soon as possible after the occurrence of the Force Majeure, inform the other party of the situation and specify the reason for its failure to perform this Agreement, so as to minimize the damages inflicted upon that party, and shall provide the other party with written evidence, certified by the relevant government authority, of the occurrence of the Force Majeure.

13.5	Non-Exemption

A party shall not be exempted from performing its obligations under this Agreement where Force Majeure occurs following the delay by that party to perform such obligations.

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Chapter 14  Confidentiality

14.1	Non-Disclosure

From the date hereof until 5 years hereafter, neither party shall disclose or communicate to any person, other than to their respective employees and affiliates for the sole purpose of implementing the agreements contemplated hereunder or as instructed by the other parties, any Trade Secret which may be within or may come into its knowledge.

14.2	Breach of Obligations

The parties shall take all necessary measures (including the signing of confidentiality agreements) to ensure that their respective directors, employees, agents, contractors, suppliers and advisors also comply with the confidentiality obligations set forth in this chapter, and shall arrange for the summary dismissal without compensation of any such person who breaches these obligations.

14.3	Exceptions

The disclosure of a Trade Secret by either party shall not be deemed to be in breach of this Chapter if any of the following circumstances apply:

14.3.1	the information is in the public domain at the time of disclosure;

14.3.2	the information is disclosed pursuant to the prior written agreement of the parties;

14.3.3	the information is required by any government authority or law to which a party, or its affiliate is subject; or

14.3.4	the information is provided to any director, employee, agent, contractor, supplier or advisor of an affiliate in the ordinary course of business pursuant to the prior written agreement of the parties.

Chapter 15  Miscellaneous

15.1	Copies

15.1.1	This Agreement shall be executed in 2 sets of originals in the Chinese language, with 1 set of originals for each party.

15.1.2
This Agreement may be executed in 1 or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same instrument.

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15.2	Notice

All notices and communications between the parties shall be made in writing or by fax, delivery in person (including by courier service) or registered mail letter to the appropriate correspondence addresses set forth below:

If to Party A: Hubei Chutian Broadcasting and Television Network Co., Ltd.

Address:	Special No.1 Zijin Village, Liangdao Street, Wuchang District, Wuhan City, Hubei 430071, the PRC
Telephone:	[●]
Fax:	[●]
Attention:	XIONG Xianting

If to Party B: Jinan Youxiantong Network Technology Co., Ltd.

Address:	Suite 1014 Wenjiao Tower, Qingnian East Road, Jinan, Shandong Province 250004, the PRC
Telephone:	0531-85597002
Fax:	0531-82962222
Attention:	PU Yue

The time of receipt of the notice or communication shall be deemed to be:

15.2.1
if by fax, at the time displayed in the corresponding transmission record, unless such facsimile is sent after 5:00 p.m. or on a non-business day in the place where it is received, in which case the date of receipt shall be deemed to be the following business day;

15.2.2	if in person (including courier service), on the date that the receiving party signs for the document; or

15.2.3	if by registered mail (including express mail), 7 days after the issuance of a receipt by the post office.

15.3	Governing Law

The formation of this Agreement, its validity, interpretation, execution and settlement of disputes hereunder will be governed by PRC Law.

15.4	Dispute Resolution

15.4.1	If any dispute arises out of or in connection with this Agreement, the parties shall attempt in the first instance to resolve such dispute through friendly consultation or mediation.

15.4.2	If the dispute cannot be resolved in the above manner within 30 days after the commencement of consultations, either Party may submit the dispute to arbitration as follows:

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15.4.2.1
All disputes arising out of, or in regard to this Agreement shall be submitted to China International Economic and Trade Arbitration Commission which shall be conducted by three (3) arbitrators in Beijing in accordance with the Commission’s arbitration rules;

15.4.2.2
The arbitration shall be conducted in the Chinese language, with the arbitral award being final and binding upon the Parties.  The cost of arbitration shall be allocated upon the determination of the arbitrators.

15.4.3	When any dispute is submitted to arbitration, the parties shall continue to perform their obligations under this Agreement.

15.5	Waiver

No failure or delay on the part of either party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of such right or acquiescence in any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise or waiver of any such right preclude other or further exercise thereof or of any other right.

15.6	Prior Agreement

This Agreement supersedes all prior agreements, whether written or oral, between or among the Parties with respect to its subject matter and along with the Transaction Documents and Supplemental Agreements, constitutes the entire agreement among the Parties with respect to its subject matter.

15.7	Amendment

No amendment or other modification of this Agreement shall in any event be effective unless the same shall be in writing and signed by an authorized representative of each party hereto, and then such amendment or other modification shall be an integral part of, and have the same effectiveness as, this Agreement.

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15.8	Assignment

No party may assign any of its rights and/or obligations under this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of, the successors, heirs, personal representatives, executors and permitted assigns of the parties.

15.9	Severability

Where any provision of this Agreement is subject to dispute or is determined by a competent court, arbitral body or government organization to be invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect.

15.10	Cost and Expense

Except as otherwise expressly set forth herein or in any related documents, all fees, costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the Transaction Documents shall be paid by the party or parties incurring such fees, costs or expenses.

[The space below is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

Hubei Chutian Broadcasting and Television Network Co., Ltd.

By:
Name: Xiong Xian Ting
Title: CEO/ With Chairman’s Authorization Letter
Company seal

Jinan Youxiantong Network Technology Co., Ltd.

By:	Pu Yue
Name: Pu Yue
Title: Legal person
Company seal:

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